Exhibit 21.1

Subsidiaries of Flexsteel Industries, Inc.

●	DMI Sourcing Company, LLC (Kentucky)
■	Flexsteel Business Consulting (Shenzhen) Co. Ltd.
■	Home Styles Furniture Co., Ltd. (Thailand) (99.99% interest)
■	Vietnam Representative Office
●	Desert Dreams, Inc. (Iowa)
o	Shelf Company No. 74 (Mexico)

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